Exhibit 99.6

Recent Developments

Refinancing of 7 3/4% Senior Notes due 2013

On March 2, 2011, we commenced a tender offer (the “Tender Offer”) for any and all $225.0 million aggregate principal amount of our 7 3/4% Senior Notes due 2013 (the “7 3/4% Notes”) that are currently outstanding. Pursuant to the Tender Offer, we are offering to purchase for cash any and all of the 7 3/4% Notes validly tendered on or prior to the expiration date of the Tender Offer for total consideration of up to $1,019.38 per $1,000 principal amount of notes as provided in the terms of the Tender Offer, which for tenders made prior to 5:00 p.m., New York City time, on March 15, 2011 (as such date may be extended, the “Early Tender Date”) includes an early tender payment of $30.00 per $1,000 principal amount of the 7 3/4% Notes accepted for purchase in the Tender Offer. The 7 3/4% Notes tendered after the Early Tender Date but prior to the expiration date of the Tender Offer will be entitled to receive $989.38 per $1,000 principal amount of the 7 3/4% Notes accepted for purchase by the Company. The Tender Offer is scheduled to expire at 5:00 p.m., New York City time, on March 30, 2011 and is subject to the satisfaction of certain conditions, including our obtaining financing satisfactory to us. If the conditions to the Tender Offer have been satisfied on or prior to the Early Tender Date, we expect to accept for purchase all the 7 3/4% Notes validly tendered, and not validly withdrawn, promptly following the closing of this offering.

This offering is not conditioned upon our completion of the Tender Offer. If any condition of the Tender Offer is not satisfied, we are not obligated to accept for purchase, or to pay for, any of the 7 3/4% Notes tendered and may delay acceptance for payment of any tendered 7 3/4% Notes, in each case subject to applicable laws. We may also terminate, extend or amend the terms of the Tender Offer and may postpone the acceptance for purchase of, and payment for, the 7 3/4% Notes tendered. This offering memorandum is not an offer to purchase the 7 3/4% Notes. The Tender Offer is made only by and pursuant to the terms of an Offer to Purchase and the related Letter of Transmittal, each dated March 2, 2011, as the same may be amended or supplemented. See “Use of Proceeds.”

Amendment to Revolving Credit Facility

Our revolving credit facility provides for a revolving line of credit, limited to the amount of a borrowing base determined by the banks. The borrowing base is subject to redetermination from time to time, and will be reduced in the event that we have senior notes outstanding in excess of $225 million. The revolving credit facility provides that the amount of such reduction is equal to the lesser of (a) $250 for every $1,000 of senior notes outstanding in excess of $225 million and (b) such other amount as determined by the banks. In addition to the other covenants and restrictive provisions described under “Description of Other Indebtedness—Revolving Credit Facility,” the revolving credit facility limits the aggregate principal amount of senior notes we may have outstanding at any time to $475 million. On March 3, 2011, we amended the revolving credit facility to, among other things, (1) delay any reduction to the borrowing base as a result of the issuance of the notes until September 1, 2011, (2) provide that the amount of any such reduction will be based on the difference between the aggregate principal amount of our senior notes outstanding on September 1, 2011 and $225 million (the aggregate principal amount of our senior notes outstanding on March 2, 2011) and (3) permit us to have senior notes outstanding in an aggregate amount of up to $625 million until September 1, 2011. See “Description of Other Indebtedness—Revolving Credit Facility.”